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                                                                   EXHIBIT 11



                      HAMILTON BANCORP INC. AND SUBSIDIARY

                        CALCULATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)


                                                   Three Months Ended
                                                         March 31,
                                               --------------------------
                                                   1998           1997
                                               ----------      ----------
Basic
Weighted average number of
  common shares outstanding                     9,844,915       5,716,915

Net income                                     $    4,905      $    2,822

Basic earnings per share                       $     0.50      $     0.49

Diluted:

Weighted average number of
  common shares outstanding                     9,844,915       5,716,915

Common equivalent shares
  outstanding - options                           363,850         236,613
                                               ----------      ----------

Total common and common
  equivalent shares outstanding                10,208,765       5,953,528

Net income                                     $    4,905      $    2,822

Diluted earnings per share                     $     0.48      $     0.47